Filed Under Rule 424(b)(3), Registration Statement No. 333-100527
Pricing Supplement Number 18 Dated April 07, 2003
(To: Prospectus Dated November 21, 2002, as supplemented by Prospectus Supplement Dated November 22, 2002)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
2338E8AK5	$7,187,000.00	100%	.400%	$7,158,252.00	5.200%	SEMI-ANNUAL	07/15/2003	01/15/2002	$26.43	YES	Senior Unsecured Notes	A3	A-
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
2338E8AL3	$7,656,000.00	100%	.625%	$7,608,150.00	5.750%	SEMI-ANNUAL	07/15/2004	01/15/2002	$29.23	YES	Senior Unsecured Notes	A3	A-
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
2338E8AM1	$8,439,000.00	100%	1.000%	$8,354,610.00	6.200%	MONTHLY	07/15/2006	08/15/2001	$5.68	YES	Senior Unsecured Notes	A3	A-
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
2338E8AN9	$3,633,000.00	100%	1.200%	$3,589,404.00	6.600%	SEMI-ANNUAL	07/15/2008	01/15/2002	$33.55	YES	Senior Unsecured Notes	A3	A-
Redemption Information: Non-Callable.

GE Capital Corporation	Trade Date: July 09, 2001 @12:00 PM ET
Settle Date: July 12, 2001
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber, Wachovia Securities

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved.

GE Capital Corporation $20,000,000,000.00 Daimler Chrysler North America InterNotes* InterNotes Prospectus Supplement Dated 22-Nov-02